Exhibit 5.1

Jerome D. Okarma Vice President, Secretary and General Counsel Johnson Controls, Inc. Post Office Box 591 5757 N. Green Bay Avenue, Milwaukee, WI 53201-0591 Tel (414) 524-3400 Fax (414) 524-2077
August 20, 2009
Johnson Controls, Inc.
5757 North Green Bay Avenue
Milwaukee, Wisconsin 53209
Ladies and Gentlemen:
          I am Vice President, Secretary and General Counsel of Johnson Controls, Inc., a Wisconsin corporation (the “Company”), and, in such capacity, have advised the Company in connection with the preparation of a Registration Statement on Form S-4 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance by the Company of up to 77,512,709 shares of the Company’s common stock, $0.01 7/18 par value (the “Common Stock”), pursuant to the Company’s offer to exchange, (i) for each $1,000 principal amount of its outstanding 6.50% Convertible Senior Notes due 2012, 89.3855 shares of Common Stock, $120.00 in cash and accrued and unpaid interest to, but excluding, the settlement date, and (ii) for each Equity Unit, in the form of a Corporate Unit, 4.8579 shares of Common Stock, $6.50 in cash and a distribution consisting of the pro rata share of accrued and unpaid interest on the Company’s 11.50% Subordinated Notes due 2042 that form a part of the Corporate Units to, but excluding, the settlement date (the “Exchange Offer”).
          In my capacity as Vice President, Secretary and General Counsel of the Company, I have examined: (a) the Registration Statement, including the prospectus (the “Prospectus”) and the form of letter of transmittal (the “Letter of Transmittal”) and other exhibits (including those incorporated by reference) constituting a part thereof; (b) the Restated Articles of Incorporation and Amended and Restated Bylaws of the Company, each as amended to date; (c) resolutions of the Company’s Board of Directors relating to the Exchange Offer; and (d) such other proceedings, documents and records as I have deemed necessary to enable me to render this opinion.
          In my examination of the above-referenced documents, I have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to me as originals and the conformity with the originals of all documents submitted to me as copies.
          Based upon and subject to the foregoing and the other matters set forth herein, I am of the opinion that the Common Stock covered by the Registration Statement, when issued and paid for in the manner contemplated in the Prospectus and the Letter of Transmittal, will be validly issued, fully paid and nonassessable.
          With respect to the foregoing opinion, at one time Section 180.0622(2)(b) of the Wisconsin Business Corporation Law imposed personal liability upon shareholders for debts owing to employees of the Company for services performed, but not exceeding six months’ service in any one case. This statutory provision was repealed by 2005 Wisconsin Act 474, which provided that the repeal applies to debts incurred on or after June 14, 2006.
          I am qualified to practice law in the State of Wisconsin, and I do not purport to be an expert on the law other than that of the State of Wisconsin and the federal laws of the United States of America. I express no opinion as to the laws of any jurisdiction other than the State of Wisconsin and the federal laws of the United States. To the extent matters covered by my opinion are governed by the laws of a jurisdiction other than the State of Wisconsin or the federal laws of the United States, I have assumed, without independent investigation, that the applicable laws of such jurisdiction are identical in all relevant respects to the substantive laws of the State of Wisconsin.
          I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption “Legal Matters” in the prospectus that is filed as part of the Registration Statement. In giving such consent, I do not admit that I am an “expert” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,
/s/ Jerome D. Okarma
Jerome D. Okarma
in his capacity as Vice President, Secretary and General Counsel of Johnson Controls, Inc.